Destra Investment Trust II

Amended and Restated Establishment and Designation
of Series of Shares of Beneficial Interest
(Effective as of August 10, 2015)

Whereas, pursuant to Section 4.9 of the Declaration of Trust dated January 27, 2011 (the “Declaration) of Destra Investment Trust II, a Massachusetts business trust (the “Trust”), the initial Trustee of the Trust established and designated three Series of Shares (as defined in the Declaration) on January 27, 2011, the Destra Preferred Securities and Income Fund, Destra Focused Equity Fund and Destra Dividend All-Cap Value Fund by the execution of instruments establishing and designating such series and setting forth relative rights, preferences, privileges, limitations, restrictions and other relative terms of such Series (the “Designation”);

Whereas, the Trustees of the Trust, acting pursuant to Section 4.9 of the Declaration, desire to divide the Shares of the Trust into Series;

Whereas, the Trustees of the Trust now desire to amend the Designation to rename Destra Preferred and Income Securities Fund as the Destra Flaherty & Crumrine Preferred and Income Fund;

Now, therefore, the Trustees of the Trust, by a vote of at least a majority of the Trustees of the Trust, do hereby amend and restate the Designation in its entirety as follows:

The following Series of the Trust are established and designated with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.Destra Flaherty & Crumrine Preferred and Income Fund
2.Destra Focused Equity Fund
3.Destra Dividend All-Cap Value Fund

1.Each Share of each Series is entitled to all the rights and preferences accorded to Shares under the Declaration.

2.The number of authorized Shares of each Series is unlimited.

3.Each Series shall be authorized to hold cash, invest in securities, instruments and other property, use investment techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be amended and supplemented from time to time (“Prospectus”).  Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.

4.With respect to each Series, (a) the purchase price of the Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege, (i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.

5.The Trustees may from time to time modify any of the relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.

6.The designation of any Series hereby shall not impair the power of the Trustees from time to time to designate additional Series of Shares of the Trust.

7.Capitalized terms not defined herein have the meanings given to such terms in the Declaration.

In Witness Whereof, the undersigned, being the Secretary of the Trust, have executed this instrument as of this 10th day of August, 2015.

_____________________
Justin Pfaff
Secretary

State of Illinois  )
                                   )  SS
County of Cook   )

On this ______ day of ______________, 2015, personally appeared before me, a Notary Public in and for said County and State, the person named above who is known to me to be the person whose name and signature is affixed to the foregoing Power of Attorney and who acknowledged the same to be his voluntary act and deed for the intent and purposes therein set forth.

“Official Seal”

______________________________
Notary Public, State of Illinois

My Commission Expires: __________